Exhibit 99.1 News Release Contact:  Mac McConnell
Senior Vice President, Finance
713-996-4700
www.dxpe.com

DXP ENTERPRISES ANNOUNCES 2010 SECOND QUARTER RESULTS

--Sales of $167 million: up 15.9%
--Diluted earnings per share of $0.31; up 107%
--Paid down debt by $14 million, before Quadna

Houston, TX, -- July 22, 2010 – DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $4,584,000 for the second quarter ended June 30, 2010, with diluted earnings per share of $0.31 compared to net income of $2,166,000 and diluted earnings per share of $0.15 for the second quarter of 2009.  Sales increased $22.9 million, or 15.9%, to approximately $167.3 million from $144.4 million for the same period in 2009.  After excluding the $13.4 million of sales of Quadna, acquired on April 1, 2010, sales for the second quarter of 2010 increased 6.6% over the same period in 2009.

Net income for the second quarter of 2010 increased 27.6% from $3,592 for the first quarter of 2010.  Sales for the second quarter of 2010 increased 13.8% from $147.0 million for the first quarter of 2010.  After excluding sales of Quadna, sales for the second quarter of 2010 increased 4.7% over the first quarter of 2010.

Net income for the six months ended June 30, 2010 was $8,176,000, with diluted earnings per share of $0.57 compared to net income of $5,338,000 and diluted earnings per share of $0.38 for the first half of 2009.  Sales for the six months ended June 30, 2010 increased $12.3 million, or 4.1%, to approximately $314.3 million from $302.0 million for the same period in 2009.  After excluding sales of Quadna, sales for the first half of 2010 declined $1.1 million, or 0.4%, from the first half of 2009.

David R. Little, Chairman and Chief Executive Officer remarked, “We are pleased with our sequential growth from the first quarter to the second quarter and our operating leverage that resulted in a 27.6 percent increase in net income.  As we continue to drive our sales and operational excellence programs we are optimistic that we can show continued top line and bottom line growth for the second half of 2010.”

Mac McConnell, Senior Vice President and CFO, added, “During the second quarter, total long term debt increased by $1.6 million from $110.2 million at March 31, 2010 to $111.8 million at June 30, 2010, despite the $16 million (net of $3 million of acquired cash) of debt incurred in the acquisition of Quadna. We are pleased to report that the acquisition of Quadna was accretive by approximately $0.03 per share, after excluding the $0.5 million of acquisition costs expensed during the second quarter of 2010.

DXP Enterprises, Inc. is a leading products and service distributor that adds value and total cost savings solutions to MRO and OEM customers in virtually every industry since 1908. DXP provides innovative pumping solutions, supply chain services and DXP service centers for MROP (maintenance, repair, operating and production) services that emphasize and utilize DXP’s vast product knowledge and technical expertise in pumps, bearings, power transmission, seals, hose, safety, fluid power, electrical and industrial supplies. DXP’s breadth of MROP products and service solutions allows DXP to be flexible and customer driven creating competitive advantages for our customers.

DXP’s innovative pumping solutions provide engineering, fabrication and technical design to meet the capital equipment needs of its global customer base. DXP provides solutions by utilizing manufacturer authorized equipment and certified personnel. Pump packages require MRO and OEM equipment such as pumps, motors and valves, and consumable products. DXP leverages its MROP inventories and technical knowledge to lower the total cost and maintain the quality of the pump package.

Supply Chain Services, a DXP supply chain services program, allows a more efficient way to manage the customer’s supply chain needs for MROP products. The program allows the customer to transfer all or part of their supply chain needs to DXP, so the customer can focus on his core business. SmartSource effectively lowers costs by outsourcing purchasing, accounting, and on-site supply management to DXP, which reduces the duplication of effort by the customer and supplier. DXP’s broad range of first-tier products provides an efficient measurable solution to reduce cost and streamline procurement and sourcing operations.

The Private Securities Litigation Reform Act of 1995 provides a “safe-harbor” for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company.  These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes.  For more information, review the Company’s filings with the Securities and Exchange Commission.

DXP ENTERPRISES, INC. AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Sales	$ 167,292	$ 144,374	$ 314,284	$ 301,978
Cost of sales	119,389	102,990	224,426	214,520
Gross profit	47,903	41,384	89,858	87,458
Selling, general and administrative expense	38,774	36,263	73,982	75,645
Operating income	9,129	5,121	15,876	11,813
Other income	11	48	214	62
Interest expense	(1,604)	(1,335)	(2,598)	(2,788)
Income before income taxes	7,536	3,834	13,492	9,087
Provision for income taxes	2,952	1,668	5,316	3,749
Net income	4,584	2,166	8,176	5,338
Preferred stock dividend	(22)	(23)	(45)	(38)
Net income attributable to common shareholders	$ 4,562	$ 2,143	$ 8,131	$ 5,300

Basic income per share	$ 0.33	$ 0.16	$ 0.60	$ 0.40
Weighted average common shares outstanding	13,938	13,103	13,551	13,091
Diluted income per share*	$ 0.31	$ 0.15	$ 0.57	$ 0.38
Weighted average common and common equivalent shares outstanding	15,198	13,977	14,615	13,965
*Interest on convertible notes, net of tax, in the amount of $96,000 is added to 2010 net income to compute diluted income per share.

Unaudited Reconciliation of Non-GAAP Financial Information

The following table is a reconciliation of EBITDA**; a non-GAAP financial measure, to income before income taxes, calculated and reported in accordance with U.S. GAAP (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
Income before income taxes	$ 7,536	$ 3,834	$ 13,492	$ 9,087
Plus interest expense	1,604	1,335	2,598	2,788
Plus depreciation and amortization	2,482	2,896	4,704	5,800
EBITDA	$ 11,622	$ 8,065	$ 20,794	$ 17,675
**EBITDA – earnings before interest, taxes, depreciation and amortization.